Exhibit 10.2

FIRST AMENDED AND RESTATED

JOINT BENEFICIARY DESIGNATION

AGREEMENT

Insurer and Policy No:	Beneficial Life Insurance Company BL2032133 Beneficial Life Insurance Company BL2046822 Beneficial Life Insurance Company BL2116558 Massachusetts Mutual Life Insurance Company 0050309

Bank:	Far West Bank

Insured:	H. Don Norton

Relationship of Insured to Bank:	Executive

Effective Date:	January 1, 2006

This First Amended and Restated Joint Beneficiary Designation Agreement hereby amends, supercedes and replaces that Life Insurance Endorsement Method Split Dollar Plan Agreement by and between the same parties, with an effective date of December 30, 1999, and Amended at any time thereafter, including but not limited to the Amendment of June 23, 2000.

This First Amended and Restated Joint Beneficiary Designation Agreement (hereinafter “Agreement”) is made and entered into effective this January 1, 2006, by and between, Far West Bank (hereinafter the “Bank”) and H. Don Norton (hereinafter “the Insured”).

The respective rights and duties of the Bank and the Insured in the above-referenced policy(ies) shall be pursuant to the terms set forth below:

1.	DEFINITIONS.

Refer to the policy contract for the definition of any terms in this Agreement that are not defined herein. If the definition of a term in the policy is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in the Policy(ies). For the purposes of this Agreement, “Insured” and “Executive” shall have the same meaning.

1.1 Termination for Cause. The term “Termination for Cause” shall mean termination of Employment of the Executive by reason of any of the following: (i) gross negligence or gross neglect; or (ii) the Executive is convicted of a felony or misdemeanor involving moral turpitude, fraud or dishonesty; or (iii) the willful violation of any law, rule or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit.

1.2 Voluntary Termination. The term “Voluntary Termination” shall mean termination elected by the Insured of his position as an Executive, but not resulting from of any of the events described in paragraphs 1.3 and 1.4 below.

1.3 Change in Control. Change of Control shall be defined as follows:

A. The acquisition of more than fifty percent (50%) of the value or voting power of the Bank’s stock by a person or group;

B. The acquisition in a period of twelve (12) months or less of at least thirty-five percent (35%) of the Bank’s stock by a person or group;

C. The replacement of a majority of the Bank’s board in a period of twelve (12) months or less by Directors who were not endorsed by a majority of the current board members; or

D. The acquisition in a period of twelve (12) months or less of forty percent (40%) or more of the Bank’s assets by an unrelated entity.

For the purposes of this Agreement, transfers made on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change in Control.

1.4 Termination on Account of or After a Change in Control. A termination shall be deemed to be in Connection with a Change in Control if, at any time following a Change in Control:

A. The Executive’s employment with the Employer is terminated by the Employer and such termination is not a Termination for Cause; or

B. Executive is “Constructively Terminated”. For the purposes of this Agreement, the terms “Constructively Terminated” or “Constructive Termination” are defined as a voluntary election to resign or a forced resignation resulting from (i) Employer actions, in conjunction with, or by reason of a Change in Control, which actions result in any adverse and material change in the scope of the Employee’s position, responsibilities, duties, salary, benefits or location of employment; or (ii) any event caused by the Employer which reasonably constitutes or results in a demotion or a significant diminution of Executive’s responsibilities or authority.

1.5 Disability/Disabled. For the purpose of this Agreement, the Executive will be considered disabled if:

A. He is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

B. He is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Executive’s employer.

1.6 Involuntary Termination. For the purposes of this Agreement, Involuntary Termination shall be defined as any termination of Insured’s position as an Executive by the Bank, which Termination is not For Cause (pursuant to Paragraph 1.1), not as a Result of a Change in Control (pursuant to Paragraphs 1.3 or 1.4), and not as a result of Disability (Paragraph 1.5).

2.	POLICY TITLE AND OWNERSHIP.

Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Joint Beneficiary Designation policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

3.	BENEFICIARY DESIGNATION RIGHTS.

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

4.	PREMIUM PAYMENT METHOD.

Subject to the Bank’s absolute right to surrender or terminate the policy at any time and for any reason, the Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

5.	TAXABLE BENEFIT.

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance, as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent, In addition, Insured shall be responsible for all additional appropriate or required taxes, if any.

6.	DIVISION OF DEATH PROCEEDS.

Subject to Paragraphs 7 and 9 herein, the division of the death proceeds of the policy shall be as follows:

A.	For as long as the Insured remains an Executive of the Bank, or should the Insured no longer be employed by the Bank because he has chosen Normal Retirement or Early Retirement pursuant to the terms of the December 31, 2003 Executive Supplemental Compensation Agreement by and between the Bank and the Participant, then the division of the death proceeds of the policy(ies) shall be as follows:

If the Insured is Sixty-Nine (69) years old or younger at the time of death, then the Insured’s Beneficiary(ies), designated in accordance with Paragraph 3, shall be entitled to an amount equal to the lesser of One Million, Three Hundred and Thirty-One Thousand, Four Hundred and Sixty ($1,331,460) Dollars or One Hundred Percent (100%) of the Net-at-Risk portion of the proceeds under the Policy(ies). If the Insured dies after attaining the age of Seventy (70) years old, but before attaining Eighty (80) years of age, then the Insured’s Beneficiary(ies), designated in accordance with Paragraph 3, shall be entitled to an amount equal to the lesser of Nine Hundred and Thirty-Two

Thousand, and Twenty-Two ($932,022) Dollars or One Hundred Percent (100%) of the Net-at-Risk portion of the proceeds from the policy. If the Insured attains the age of Eighty (80) years old or older, then the Insured’s beneficiary(ies), designated in accordance with Paragraph 3, shall be entitled to an amount equal to the lesser of Five Hundred and Thirty-Two Thousand, Five Hundred and Eighty-Four ($532,584) Dollars or One Hundred Percent (100%) of the Net-at-Risk portion of the proceeds from the policy. The Net-at-Risk insurance portion is the total proceeds of the policy less the cash value of the policy. The Executive may elect to reduce their death benefit in the future at any time provided that they have written authorization from their spouse or primary Beneficiary.

B.	In the event the Insured is forced to terminate his position as a result of Disability, or in the event the Insured’s position terminates as a result of a Change in Control or as an event of Constructive Termination, then the Insured’s beneficiaries shall be entitled to receive the same amounts to which they would otherwise be entitled under Paragraph 6A above.

C.	In the event the Insured’s employment with Bank is terminated as a result of Involuntary Termination, then the Insured’s Beneficiary(ies) shall be entitled to receive the same amounts to which they would otherwise be entitled under Paragraph 6A above.

D.	Should the Executive be Terminated for Cause or should he Voluntarily resign his position as an Executive before the Early or Normal Retirement Age (as specified in the December 31, 2003 Executive Supplemental Compensation Agreement by and between the Bank and the Participant), then Participant and his Beneficiary(ies) shall forfeit the right to receive any of the proceeds of the Policy(ies) which are the subject of this Agreement.

E.	The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

F.	In the event that either the Policy is terminated or the proceeds of the Policy are insufficient to provide the benefit specified herein, other than as a result of any intentional act of the Insured which results in the termination of the Policy, then the Bank shall pay to the Insured’s Beneficiary (ies) an amount which, when combined with the proceeds of the Policy actually received, will provide a total after tax death benefit equal to the benefit level specified in Paragraphs 6A-C.

7.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY.

The Bank shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

8.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS.

In the event the policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds, or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

9.	OPTION UPON TERMINATION OF AGREEMENT.

Upon termination of this Agreement by the Bank, but prior to the termination of the policy by the Bank, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment referred to hereinabove shall be the greater of:

A.	The Bank’s share of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

B.	The amount of the premiums that have been paid by the Bank prior to the date of such assignment.

If, within said fifteen (15) day period, the Insured fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate and the Insured (or assignee) agrees that all of the Insured’s rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured’s option to receive an absolute assignment of the policy as set forth herein.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph 6 above.

10.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS.

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

11.	AGREEMENT BINDING UPON THE PARTIES.

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

12.	ADMINISTRATIVE AND CLAIMS PROVISIONS.

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.	Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this First Amended and Restated Joint Beneficiary Designation Agreement shall be Far West Bank until its resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Joint Beneficiary Plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Funding Policy.

Subject to the Bank’s absolute right to surrender or terminate the policy at any time and for any reason, the funding policy for this Joint Beneficiary Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

C.	Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.	Claim Procedures.

Claim forms or claim information as to the subject policy can be obtained by contacting Benmark, Inc. (800-544-6079). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the Named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

13.	GENDER.

Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

14.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT.

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

15.	AMENDMENT OR REVOCATION, AND EXCHANGE OF POLICY.

Subject to the Bank’s absolute right to surrender or terminate the policy at any time and for any reason, it is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank. The Bank may, however, unilaterally and without the consent of the Insured, exchange any life insurance policy(ies) that are the subject matter of this Agreement, with or without replacing said policy(ies) and, in the event of a same or similar exchange, the Insured expressly agrees to the same.

16.	SEVERABILITY AND INTERPRETATION.

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

17.	APPLICABLE LAW.

The laws of the State of Utah shall govern the validity and interpretation of this Agreement.

18.	EFFECT OF THE LIFE INSURANCE POLICY’S CONTESTABILITY CLAUSES.

The parties herein understand and agree that the payment of the benefits provided herein are subject to the Life Insurance Policy’s suicide and contestability clauses and other such clauses, and if such clauses preclude the Insurer from paying the full death proceeds, then, in such event, no death benefits of whatever nature shall be payable to Insured’s (or Insured’s Assignee’s) Beneficiary(ies) under this Joint Beneficiary Designation Agreement.

Executed at Provo, Utah this 6 day of Dec, 2005.

Far West Bank

By:	/s/ Ivan T. Call	By:	/s/ H. Don Norton
Title:	Chairman		Insured and Date: 12/6/05

/s/ Don Norton		/s/ Paula Lifferth
Witness		Witness